Exhibit 99.1

FOR RELEASE AT 3:00 CST

Contact: Pat Hansen
Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL SECOND QUARTER RESULTS

Milwaukee, Wisconsin – January 15, 2004 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal second quarter ended December 28, 2003.

Net sales for the Company’s second quarter ended December 28, 2003 were $50.0 million, compared to net sales of $48.7 million for the second quarter ended December 29, 2002. Net income for the period was $4.6 million, compared to $4.0 million in the prior year quarter. Diluted earnings per share for the period were $1.21 compared to $1.05 in the prior year quarter.

For the six months ended December 28, 2003, net sales were $94.4 million compared to net sales of $96.6 million in the prior year period. Net income was $8.2 million in both six month periods and diluted earnings per share were $2.15 compared to $2.11.

Overall sales to STRATTEC’s largest customers decreased slightly in the current quarter compared to the prior year quarter levels. Sales to General Motors and Ford Motor Company decreased, with General Motors at $14.0 million compared to $15.7 million and Ford at $9.7 million compared to $10.1 million. Mitsubishi Motor Manufacturing of America, Inc. remained flat at $2.1 million, while DaimlerChrysler increased to $9.5 million compared to $8.1 million, and Delphi Corporation increased to $8.0 million compared to $7.5 million in the prior year quarter. Sales to heavy truck and other industrial customers modestly increased compared to the prior year quarter as did aftermarket sales.

Gross profit margins were 24.2 percent in the current quarter compared to 22.5 percent in the prior year quarter. The gross profit margin improvement during the current quarter was attributed primarily to our on-going manufacturing process improvement initiatives, along with a favorable Mexican peso to U.S. dollar exchange rate and product mix.

Operating expenses were $5.0 million in the current quarter, compared to $4.6 million in the prior year quarter, and $4.9 million in the first quarter.

During the current quarter, the Company repurchased 20,000 STRATTEC SECURITY CORPORATION shares under the Company’s stock repurchase program at a cost of $1.1 million.

STRATTEC SECURITY CORPORATION designs, develops, manufactures and markets mechanical locks, electro-mechanical locks and related access control products for North American and other global automotive manufacturers.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.” Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)

	Second Quarter Ended		Six Months Ended
	December 28, 2003	December 29, 2002	December 28, 2003	December 29, 2002
	(Unaudited)		(Unaudited)
Net Sales	$50,014	$48,680	$94,434	$96,586
Cost of Goods Sold	37,912	37,742	71,874	74,295

Gross Profit	12,102	10,938	22,560	22,291

Engineering, Selling & Administrative Expenses	4,983	4,571	9,901	9,182

Income from Operations	7,119	6,367	12,659	13,109

Interest Income	88	85	177	183

Interest Expense	-	-	-	-

Other Income (Expense), Net	184	(45)	286	(248)

	7,391	6,407	13,122	13,044

Provision for Income Taxes	2,772	2,371	4,921	4,827

Net Income	$4,619	$4,036	$8,201	$8,217

Earnings Per Share:
Basic	$1.23	$1.07	$2.18	$2.15

Diluted	$1.21	$1.05	$2.15	$2.11

Average Basic Shares Outstanding	3,765	3,756	3,762	3,816

Average Diluted Shares Outstanding	3,824	3,832	3,821	3,889
Other

Capital Expenditures	$1,926	$576	$3,022	$1,373
Depreciation & Amortization	$1,942	$1,953	$3,959	$3,916

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STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	December 28, 2003	June 29, 2003

	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$36,332	$29,902
Receivables, net	28,688	31,173
Inventories	10,090	7,884
Other current assets	10,646	12,127

Total Current Assets	85,756	81,086
Deferred Income Taxes	1,973	1,973
Investment in Joint Venture	1,379	1,141
Property, Plant and Equipment, Net	32,797	33,894

	$121,905	$118,094

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$17,551	$13,990
Other	11,995	15,819

Total Current Liabilities	29,546	29,809
Accrued Pension and Post Retirement Obligations	15,251	19,190
Shareholders’ Equity	179,453	169,953
Less: Treasury Stock	(102,345)	(100,858)

Total Shareholders’ Equity	77,108	69,095

	$121,905	$118,094

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